Exhibit 14(f)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of JOHCM Funds Trust of our report dated December 21, 2020, relating to the financial statements and financial highlights, which appear in TS&W Equity Portfolio’s (a portfolio of The Advisors’ Inner Circle Fund) Annual Report on Form N-CSR for the year ended October 31, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Appendix A – Form of Agreement and Plan of Reorganization” in such Registration Statement.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

September 23, 2021